UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2015

PURE CYCLE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 E. Quincy Avenue, Bldg. 34, Box 10, Watkins, CO 80137

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone, including area code                                                                                (303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On March 11, 2015, Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), PCY Holdings, LLC, a Colorado limited liability company wholly owned by Pure Cycle (together with Pure Cycle, the “Company”), and Arkansas River Farms, LLC, a newly formed Colorado limited liability company (“Arkansas River Farms”), an affiliate of C&A Companies, Inc., a Colorado corporation, and Resource Land Holdings, LLC, a Colorado limited liability company, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”).  The Purchase and Sale Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase and Sale Agreement, the Company will sell approximately 14,641 acres of real property located in the Bent, Otero and Prowers Counties, Colorado, to Arkansas River Farms for approximately $53 million in cash, subject to certain adjustments (the “Farm Sale”).  As part of the Farm Sale, the Company will convey certain rights, easements, and benefits appurtenant to the land, including all improvements, all sand and gravel, 25% of the Company’s mineral rights, and certain water rights, including 18,448.44 shares of stock in the Fort Lyon Canal Company, 45 shares of stock in the Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land.  The Purchase and Sale Agreement has been approved by the board of directors of Pure Cycle (the “Board”) and is subject to shareholder approval.

In connection with the execution of the Purchase and Sale Agreement, shareholders who are directors of Pure Cycle and shareholders over whose shares the directors have voting control (collectively owning approximately 28% of the Company’s outstanding common stock) will enter into voting agreements whereby they will agree to vote in favor of the adoption of the Purchase and Sale Agreement.

In addition to the approval of the Purchase and Sale Agreement by the shareholders, the closing of the Farm Sale is subject to customary closing conditions, including, among others, Arkansas River Farm’s completion to its satisfaction of a title review and other due diligence on the assets, the accuracy of the representations and warranties made by the Company contained in the Purchase and Sale Agreement and each party’s compliance with its covenants and agreements contained in the Purchase and Sale Agreement.  Arkansas River Farms has a 60-day due diligence period.  Arkansas River Farms may conduct due diligence for an additional 30 days; however, after the 60-day due diligence period, the Company will receive a $1 million deposit which is non-refundable, except in limited circumstances.

The Company has made customary representations and warranties in the Purchase and Sale Agreement for a transaction of this nature.  Certain of the Company’s representations and warranties are subject to knowledge and other similar qualifications and will survive for one year after closing of the Farm Sale.  The assertions embodied in the representations and warranties were made solely for purposes of the Purchase and Sale Agreement between the Company and Arkansas River Farms and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms.  Pure Cycle’s shareholders are not third-party beneficiaries under the Purchase and Sale Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of Pure Cycle or any of its respective subsidiaries or affiliates.

The Purchase and Sale Agreement also contains a non-solicitation provision pursuant to which the Company may not, directly or indirectly, take certain actions to negotiate or otherwise facilitate a “Proposed Acquisition,” a term generally defined as an inquiry, proposal or offer from a person or entity other than Arkansas River Farms in connection with a sale of the assets.  The Company’s non-solicitation obligations are qualified by “fiduciary out” provisions, which provide that the Company may take certain otherwise prohibited actions with respect to an unsolicited Proposed Acquisition if the Board determines that the failure to take such action would be inconsistent with its fiduciary duties and certain other requirements are satisfied.

Termination Fees

The Purchase and Sale Agreement may be terminated under certain circumstances, including in specified circumstances if the Company receives an unsolicited, bona fide proposal to acquire the assets that is more favorable, from a financial perspective, to the shareholders (a “Superior Proposal”).  In connection with the termination of the Purchase and Sale Agreement relating to a Superior Proposal, the Company will be required to pay Arkansas River Farms a termination fee of $2.5 million.  If the Company terminates the Purchase and Sale Agreement due to a failure to obtain shareholder approval, the Company will be required to pay Arkansas River Farms a termination fee of $1 million.

Assuming the satisfaction of conditions, the Company expects the transaction to close in mid-June 2015.

The foregoing description of the Purchase and Sale Agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The description of the termination fees in connection with the Purchase and Sale Agreement discussed in Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement among Pure Cycle Corporation, PCY Holdings, LLC and Arkansas River Farms, LLC, dated as of March 11, 2015.
99.1	Text of press release by Pure Cycle, dated March 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015

PURE CYCLE CORPORATION

By:	/s/ Mark W. Harding
Mark W. Harding
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale Agreement among Pure Cycle Corporation, PCY Holdings, LLC and Arkansas River Farms, LLC, dated as of March 11, 2015.
99.1	Text of press release by Pure Cycle, dated March 17, 2015.